Exhibit 99.1

Jazz Pharmaceuticals Announces Reduction in Force

To Reflect Streamlined Operations

PALO ALTO, Calif., December 16, 2008 /PRNewswire-FirstCall/ — Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) today announced a reduction in force of 71 employees, or approximately 24 percent of its work force, to lower operating expenses. The company expects to record a charge of approximately $1.9 million in the fourth quarter of 2008 related to this workforce reduction. Separately, Jazz Pharmaceuticals announced today that that its Chief Financial Officer, Matt Fust, has decided to leave the company at year end to pursue other professional interests. His responsibilities will be assumed by other members of the executive management team.

The reduction does not affect the company’s sales force. Jazz Pharmaceuticals currently markets and sells XYREM® (sodium oxybate) and LUVOX CR®. The company will continue development of JZP-6 (sodium oxybate) for the treatment of fibromyalgia syndrome. In a recent press release, the company announced positive top-line results from the first of two pivotal Phase III clinical trials of JZP-6. JZP-8, Jazz Pharmaceuticals’ product candidate providing intranasal delivery of clonazepam for the treatment of acute repetitive seizures, is continuing its Phase II clinical trial.

“Concentrating our company’s efforts on growing sales of our commercial products and pursuing selected development programs, while streamlining our operations, will reduce ongoing operating expenses and minimize the need for additional financing,” said Samuel Saks, M.D., Chief Executive Officer of Jazz Pharmaceuticals. “We thank all of our employees for their hard work on behalf of the company and their efforts to help us provide important products for patients and physicians. In particular, I would like to thank Matt for his many contributions since the formation of the company.”

About Jazz Pharmaceuticals, Inc.

Jazz Pharmaceuticals is a specialty pharmaceutical company focused on identifying, developing and commercializing innovative products to meet unmet medical needs in neurology and psychiatry. For further information see www.JazzPharmaceuticals.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to the continued development of Jazz Pharmaceuticals’ JZP-6 product candidate, the potential future profitability of Jazz Pharmaceuticals, and the estimated charge related to the workforce reduction. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Jazz Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the development of Jazz Pharmaceuticals’ JZP-6 and JZP-8 product candidates, including the risk that clinical trial results may require Jazz Pharmaceuticals to discontinue their development; and risks related to the need for additional funds. These and other risk factors are discussed under “Risk Factors” in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 filed by Jazz Pharmaceuticals with the Securities and Exchange Commission on November 14, 2008. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

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Contacts:

BCC Partners on behalf of Jazz Pharmaceuticals, Inc.

Karen L. Bergman, 650-575-1509

Michelle Corral, 415-794-8662

Jazz Pharmaceuticals, Inc.

650-496-2800

investorinfo@jazzpharmaceuticals.com